Pricing Supplement No. 92  Dated May 19, 1998
(To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447


J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Fixed Rate Notes)

Principal Amount: $5,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61687Y CZ8

Trade Date: May l9, 1998

Settlement Date: May 22, 1998

Maturity Date: May 22, 2001

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  99.919% ($4,995,950)

Interest Rate (per annum): 5.95%

Interest Payment Date(s): November 22 and May 22 of each year, commencing November 22, 1998 (subject to Business Day convention described in the Prospectus Supplement).

Record Date(s):     ( X ) The fifteenth day (whether or not
                     a Business Day) next preceding each
                     Interest Payment Date.
                    (   )  Other:

Day Count Basis:       ( X)  30/360
                      (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
         (   )   Certificated Note

Redemption:
 (  X  )  The Notes may not be redeemed prior to stated maturity.
 (     )  The Notes may be redeemed.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Sinking Fund:  None

Right of Payment:
(    )  Subordinated   ( X  )  Unsubordinated

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $250,000 with $50,000 integral multiples thereafter.

Plan of Distribution:

     The Company will sell the Notes to J.P. Morgan Securities Inc. ("JMPSI") at a price of 99.919% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $5,000,000 aggregate principal amount of the Notes to Bear, Stearns & Co. Inc. at a price of 99.919% of the principal amount of the Notes.

      The Company has agreed to indemnify JPMSI and Bear, Stearns & Co. Inc. against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.